Exhibit 99.2

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors

Navios Maritime Acquisition Corporation

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000

Monaco

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 7, 2018, directed to the Conflicts Committee of Navios Maritime Midstream Partners L.P., a Marshall Islands limited partnership, (the “Partnership”), as Annex C to the proxy statement/prospectus contained in that certain Amendment No. 1 to the Registration Statement No. 333-228051 of Navios Maritime Acquisition Corporation, a Marshall Islands corporation (“Navios Acquisition”), on Form F-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Partnership and Navios Acquisition, and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Piper Jaffray & Co.

Houston, Texas

November 13, 2018